UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2005

SKYWORKS SOLUTIONS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-5560 (Commission File Number)	04-2302115 (IRS Employer Identification No.)

20 Sylvan Road, Woburn, Massachusetts 01801
(Address of principal executive offices) (Zip Code)

(781) 376-3000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Approval of 2006 Executive Incentive Plan
     On November 8, 2005, the Compensation Committee of the Board of Directors of Skyworks Solutions, Inc. (the “Company”) approved the 2006 Executive Incentive Plan (the “Incentive Plan”). The Incentive Plan establishes cash incentive awards that may be earned by senior management approved for participation in the Incentive Plan, including each executive officer of the Company, based on the Company’s achievement of certain corporate goals. The Incentive Plan also establishes a minimum achievement level with respect to the corporate goals necessary for any cash incentives to be awarded under the Incentive Plan. The corporate goals approved by the Compensation Committee of the Company involve achievement of revenue, gross margin, operating income, and quality metrics for fiscal year 2006. Under the Incentive Plan, the Company’s Chief Executive Officer is eligible to earn a cash incentive award of 100% of his base salary if the Company achieves its target performance metrics, with the opportunity to earn up to a maximum of two times his target award to the extent the Company exceeds its target performance metrics. The Company’s other executive officers are eligible to earn cash incentive awards ranging from 40% to 60% of their respective base salaries if the Company achieves its target performance metrics, with the opportunity to earn up to a maximum of two times their target awards to the extent the Company exceeds its target performance metrics. Upon completion of fiscal year 2006, the Compensation Committee will determine the extent to which the Company’s performance goals have been attained, and whether any cash incentive awards should be made.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibit

10.1	Form of Restricted Stock Agreement under the Company’s 2005 Long-Term Incentive Plan for Restricted Stock Grants Made to Executive Officers on November 8, 2005.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SKYWORKS SOLUTIONS, INC.
	By:	/s/ Allan M. Kline
Date: November 15, 2005		Allan M. Kline
Chief Financial Officer

Exhibit Index

Exhibit
Number	Description
10.1	Form of Restricted Stock Agreement under the Company’s 2005 Long-Term Incentive Plan for Restricted Stock Grants Made to Executive Officers on November 8, 2005.